EXHIBIT NO. EX-99.h.1.iv

                     AMENDMENT TO TRANSFER AGENT AGREEMENT

THIS AMENDMENT, dated as of July 24, 2002, modifies the Transfer Agent Agreement by and between U.S. Bancorp Fund Services, LLC (the "Transfer Agent") and The Rockland Funds Trust (the "Trust"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") require the Trust to develop and implement an anti-money laundering program and monitor the operation of the program and assess the effectiveness; and

WHEREAS, Section 326 of the Act, as proposed, requires the Trust to develop and implement a Customer Identification Program ("CIP") as part of the Trust's overall anti-money laundering program to ensure, among other things, that the Trust obtains certain information from each of its customers and to be reasonably sure it knows each of its customers; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has provided to the Trust for their consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), together referred to as the "Procedures"; and

WHEREAS, the Trust desires to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Trust.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:The Trust acknowledges that they have had an opportunity to review, consider and comment upon the Procedures provided by the Transfer Agent and the Trust has determined that the Procedures, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs the Transfer Agent to implement the Procedures on the Trust's behalf, as such may be amended or revised from time to time.

It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

The Transfer Agent agrees to provide to the Trust (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trust agrees not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of the Trust as provided in this Amendment, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), and (e) an annual report of its monitoring and customer identification activities on behalf of the Trust. The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Trust as may be agreed to from time to time by the Transfer Agent and the Trust.

The Trust hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Trust, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures on behalf of the Trust.

Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Trust and the Transfer Agent from time to time. A copy of the initial fee schedule is attached hereto as Exhibit A.

This Amendment constitutes the written instructions of the Trust pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

/s/Charles S. Cruice                        /s/Joseph C. Neuberger
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The Rockland Funds Trust                    U.S. Bancorp Fund Services, LLC

By:  /s/Jeffrey Rugen                       By:
     -------------------------                   ------------------------------
     Authorized Officer                          Authorized Officer

                       ANTI-MONEY LAUNDERING FEE SCHEDULE

The fees associated with USBFS's assigned duties and responsibilities are threefold: a base annual fee based on the number of shareholder accounts, a new account fee, and out-of-pocket fees for required database searches on both new and existing accounts. These fees are set forth below:

      AML Base Service (excluding network level three accounts)
      0-999 accounts -              $500.00 per year
      1,000-4,999 accounts -        $1,000 per year
      5,000-9,999 accounts -        $2,500 per year
      10,000 + accounts -           $5,000 per year

      AML New Account Service -     $1.00 per new domestic account
                                    $2.00 per new foreign account

      Out-of-pocket expenses -      at cost of database search engine used
                             -      all other out-of-pocket expenses